Exhibit 10.12

EMPLOYMENT CONTRACT

entered into between

Western Union Financial Services GmbH [Limited Liability Company]

Maderstrasse 1

1040 Vienna

referred to below as “Western Union” for short,

and

Hikmet Ersek

Rosenweg 4/Julius Bergerstr.

1170 Vienna

referred to below as “employee” for short.

I.

Scope of activities/role

Mr. Hikmet Ersek, born on August 11, 1960 in Istanbul, is hired as “Vice President of Turkey and the Balkans” by Western Union, effective as of September 1, 1999.

The duties and responsibilities of the employee are provided in the job description Attachment A, which is written in the English language, is attached to this contract, and forms an integral part of it. The scope of the duties and responsibilities of the employee was not recorded completely in this job description. On the contrary, the job description merely represents a demonstrative enumeration of the duties and responsibilities to be performed.

Western Union is entitled to modify, i.e. to expand and contract, the scope of the duties and responsibilities of the employee unilaterally while taking his qualifications into account, to the extent that this modification is reasonable for the employee.

The place of employment for the employee is the address of Western Union in Vienna mentioned above. However, the employee hereby declares his consent to a change of his place of employment within Turkey and the United States of America, Europe and Canada. In addition, this contract will be amended for a change of the place of employment.

II.

Acceptance of company management role

During the term of this employment contract, as chief executive officer the employee is obligated to accept an appointment as a member of the board of directors or supervisory board of companies of the Western Union Group, or companies in which it holds an ownership interest, through the management bodies responsible for them, to the extent that doing so is reasonable for him with respect to the level of the workload and the type of training and job the employee has.

The employee is obligated to resign from the roles accepted according to item I. without delay upon request by Western Union at any time.

III.

Remuneration

A) Gross salary

As remuneration for all of his work, the employee will receive an annual gross amount of ATS 1,575,000.00, which will be paid out in 14 partial amounts of equal size of ATS 112,500.00 each at the beginning of each month of each year, with bonus payments in June and December.

All services that are performed by the employee outside of the normal hours of work applicable for salaried employees of Western Union are covered by this payment. It is considered well understood that the employee will perform additional work of this type as needed by Western Union. It is established that, as an executive salaried employee, the employee is not subject to the provisions of the Hours of Work Act (§ 1, paragraph 2, number 8 of the Hours of Work Act).

B) Company car

Due to the expected travel activity in his region, the employee will receive a personal motor vehicle as a company car. The type and equipment will depend on the internal company guidelines and practice (of a value of ATS 550,000.00). The company car will be available to the employee for private use as well. The payment in kind from the private use is to be taxed according to the applicable law.

With reference to item I. of this contract, it is explicitly stipulated that all compensation payments listed here are associated with the period of time during which the employee is assigned to Vienna as the place of employment.

C) Compensation

Compensation by means of stock options is addressed in the offer letter.

D) Additional payments

The employee is automatically included in the pension plan of the company. He will receive the statutory allocation, and can also participate in it voluntarily at the current proportion of the annual salary. The group rates for health insurance or additional insurance policies can be taken advantage of immediately after hire.

IV.

Vacation

The employee is entitled to an annual vacation for recreation of 25 work days. In each case, the time at which the vacation will be taken is to be established in advance by common accord with the management board while giving consideration to the interests of Western Union and the employee’s recreational options.

V.

Voluntary allowances, bonuses

The employee is aware that, in the case of favorable commercial trends, Western Union can pay allowances to the employees from time to time that go beyond the salary claims, with explicit emphasis on their nature as voluntary, non-binding and revocable at any time. The employee acknowledges the voluntary nature of such allowances and declares that he explicitly waives a legal claim to the payment of such an amount as a result of the repetition of such allowances - whether they are made in the same or approximately similar amount as in the previous year - or even the elimination an allowance in the following year.

For the year 1999, there is the prospect of a bonus, the payout of which is dependent on the company’s overall success and the fulfillment of the incentive plan to be agreed to individually with the salaried employee.

VI.

Competitive prohibition

The employee is subject to the competitive prohibition from the Salaried Employees Act.

Accordingly, without consent in writing from Western Union, which is to be issued by the management board, the employee is prohibited from operating an independent commercial company, or from entering into commercial transactions in Western Union’s line of business for his own account or the account of others.

In the case of a violation, Western Union can demand compensation for the resulting loss, or otherwise demand that the transactions entered into for the account of the employee be considered as entered into for the account of Western Union. With respect to the transactions entered into for the account of others, Western Union can demand restitution for the compensation related to them, or the assignment of the claim to compensation. Western Union’s right to discharge the employee due to a violation of the competitive prohibition remains thereby unaffected.

In addition to the competitive prohibition from the Salaried Employees Act, without consent in writing from Western Union, which is to be issued by the management board, the employee is prohibited from engaging in any activity other than that governed by this employment contract in return for payment, even if this activity is not competitive. Engaging in an activity without pay and without competitive purpose at the request of or in the interests of third parties requires approval in writing from the management board if the interests of Western Union or the professional ability of the employee could be negatively affected by such an activity.

Apart from that, the employee is obligated to make all of his labor available to Western Union.

VII.

Confidentiality

The employee is obligated to secrecy with respect to all facts that can be important for the activities of Western Union in business, even after the end of the employment relationship.

VIII.

End of the employment relationship

This employment relationship is entered into for an indefinite period.

The employment relationship can be dissolved both by Western Union and the employee by providing at least six months’ termination notice, at the end of the month in each case, and can also be dissolved by Western Union with respect to the employee on the 15th of each month.

In the case of a termination of the employment relationship by Western Union or the employee, he declares himself in agreement that Western Union will discharge the employee with no obligation to continue working for the remainder of the period of notice for termination, or a portion of it, and that any remaining vacation due will be used during this off-duty period, to the extent possible and reasonable.

IX.

Non-compete clause

Until the end of one year after the end of the employment contract, the employee is obligated to not become active in Western Union’s line of business within Austria either independently or as an employee.

The obligation exists only within the limits of the Salaried Employees Act, whereby in the case of dissolution of the employment contract that is not the employee’s fault Western Union reserves the right to insist upon compliance with the non-compete clause while continuing to pay to the employee the amounts to which he was most recently entitled.

X.

Final provisions

To the extent that this employment contract provides nothing to the contrary, the provisions of the Salaried Employees Act in its current version are applicable in each case.

No side agreements were made for this contract. All changes and/or additions to the employment contract must be in written form and approved for Western Union by the management board.

To the extent that it is not contrary to mandatory statutory provisions, Austrian law is applicable to the employment contract as well as to disputes regarding this contract and its formation and dissolution.

Any fees and taxes associated with the formation of this employment contract will be borne by Western Union.

Vienna on	APRIL 29, 1999 [signed]

Western Union Financial Services GmbH [Limited Liability Company]

Vienna on	APRIL 29, 1999 [signed]
Hikmet Ersek

COMPENSATION SUMMARY

Hikmet Ersek

Start date new position: July 1, 2001

Annual	Base Salary (gross, incl. over-time): Ats 2,325,000

Pay Periods:

Your annual base salary will be paid in 14 monthly installments according to the local Austrian employment regulations. Income tax will be deducted according to local Austrian regulations.

Incentive Compensation Plan:

You will continue to be eligible to participate in the “Incentive Compensation Plan”. Effective July 1, 2001 your new annual incentive target is ATS 640,000. Your target for the 2001 plan year will be prorated at ATS 570,000 (six months at ATS 500,000 and sic months at ATS 640,000). Actual bonus earned will be determined partially by an evaluation of individual performance against goals and partially by the financial results of the Payment Business segments. Your goals will be set within 2 months after your starting date.

Stock Options:

You will be recommended for 6,000 stock options at the next meeting of the Compensation and Benefits Committee of the FDC Board of Directors. The granting of these stock options is contingent upon approval by the Committee.

Company car:

You will be eligible for a fully maintained company car according to this policy.

Working Time:

Your regular weekly working time is 40 hours. The above salary includes any overtime you may be required to work.

Location:

You will be located in Vienna. The Company will provide you with a laptop computer and mobile telephone.

Annual Leave:

Your annual leave entitlement is according to Austrian employment law (25 days).

Notice Period:

The employment relationship can be terminated by either party as of the 15th or the last day of any month, at six months notice.

Miscellaneous:

All others items of the current contract remain in vigor.

Hikmet Ersek

c/o Western Union Financial Services GmbH

MaderstraBe1

1040 Vienna

Vienna, October 18th, 2002

ADDENDUM TO EMPLOYMENT CONTRACT

Dear Hikmet,

I am pleased to confirm your promotion to the position of Senior Vice President Europe, Middle East & Africa (EMEA) with retroactive effect from October 1, 2002. In this position you will continue to report to me.

Your new duties and responsibilities are defined in the attached job description.

Your new annual base salary will be EURO 232,217 gross (i.e. monthly EURO 16,586.93 gross x 14) and will be effective retroactively as of October 1, 2002.

Your new bonus target will be EURO 100,000 prorated from the date of your promotion.

You will receive 10,000 stock options as a sign-on bonus for your promotion.

All other terms and conditions of your employment contract remain unchanged.

Congratulations and I look forward to your continued outstanding contribution to the business.

/s/ William D. Thomas	/s/ Bruce Ball

William D. Thomas President	Bruce Ball SVP Human Resources

Agreed:

/s/ Hikmet Ersek

Hikmet Ersek